    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1998

                                                      REGISTRATION NO. 333-58025
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                               Amendment No. 3 to

                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                             LUMINEX LIGHTING, INC.
                 (Name of small business issuer in its charter)
                              ---------------------

           CALIFORNIA                          3648                                95-4467158
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer Identification No.)
incorporation or organization)      Classification Code Number)

                              ---------------------

13710 Ramona Avenue                     13710 Ramona Avenue
Chino, CA 91710                         Chino, CA 91710
Phone:        (909) 591-5653            Phone:        (909) 591-5653
Facsimile:   (909) 591-0643             Facsimile:   (909) 591-0643
(Address and telephone number of        (Address of principal place of business)
principal executive office)

                                 Wasif Siddiqui
                               13710 Ramona Avenue
                                 Chino, CA 91710
                              Phone: (909) 591-5653
            (Name, address and telephone number of agent for service)
                          ----------------------------
                                   COPIES TO:

Lawrence W. Horwitz, Esq.                            Lawrence Nusbaum, Esq.
Horwitz & Beam                                       Gusrae, Kaplan & Bruno
Two Venture Plaza, Suite 350                         120 Wall Street
Irvine, CA 92618                                     New York, NY 10005
Phone:      (714) 453-0300                           Phone:       (212) 269-1400
Facsimile: (714) 453-9416                            Facsimile:  (212) 809-5449
                               -------------------

                Approximate Date of Proposed Sale to the Public.
   As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Act"), please check the following box and list the Act registration number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Act, check the following box and list the Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.[X]

                         CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF SECURITIES TO BE            NUMBER OF        PROPOSED             PROPOSED MAXIMUM      AMOUNT OF
REGISTERED                                         SHARES OR        MAXIMUM OFFERING     AGGREGATE OFFERING    REGISTRATION
                                                   WARRANTS TO      PRICE PER SHARE OR   PRICE(1)(2)           FEE
                                                   BE REGISTERED    WARRANT(1)
Shares of Common Stock, no par value ("Common
  Stock")                                             500,000         $5.50                $    2,750,000       $811.25
Warrants to Purchase Shares of Common Stock           500,000         $0.10                $       50,000       $ 14.75
Common Stock(3)                                       500,000         $6.00                $    3,000,000       $885.00
Underwriter Warrants(4)                                     1         ----                 $           10            --
Common Stock, Issuable Upon Exercise of
  Underwriter Warrants(5)                              50,000         $8.15                $      407,500       $120.21

TITLE OF EACH CLASS OF SECURITIES TO BE            NUMBER OF        PROPOSED             PROPOSED MAXIMUM     AMOUNT OF
REGISTERED                                         SHARES OR        MAXIMUM OFFERING     AGGREGATE OFFERING   REGISTRATION
                                                   WARRANTS TO      PRICE PER SHARE OR   PRICE(1)(2)          FEE
                                                   BE REGISTERED    WARRANT(1)
Warrants Issuable Upon Exercise of Underwriter
  Warrants(6)                                          50,000          $0.14                $     7,000     $    2.07
Common Stock Issuable Upon Exercise of Warrants
  underlying Underwriter Warrants(7)                   50,000          $8.30                $   415,000     $  122.43
Common Stock, no par value, issued in connection
  with bridge financing(8)                            506,500          $6.60                $ 2,785,750     $  821.80
Common Stock, underlying warrants issued in
  connection with bridge financing(9)                 500,000          $0.80                $   400,000     $  118.00
Common Stock, no par value, underlying options
  issued pursuant to Employee Stock Option Plan(10)   500,000          $0.01                $     5,000     $    1.48
Total                                               2,756,500                               $ 9,820,260     $2,896.98



-------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.

(2) The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

(3)     Represents Common Stock reserved for issuance upon exercise of Warrants.

(4) Warrants issuable to Platinum Equities, Inc., the Underwriter ("Underwriter Warrants") to purchase up to 50,000 Shares of Common Stock and up to 50,000 Warrants.

(5) Represents Common Stock issuable upon exercise of the Underwriter Warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional common shares which may become issuable by reason of the antidulution provisions of the Underwriter Warrants.

(6) Represents Warrants issuable upon exercise of Underwriter Warrants. Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional Common Shares which may become issuable by reason of the antidulution provisions of the Underwriter Warrants.

(7) Represents Common Stock issuable upon exercise of Warrants included in Underwriter Warrants.

(8) Represents Common Stock issued in connection with bridge financing to the Company.

(9) Represents Common Stock issuable upon exercise of Warrants (the "Bridge Warrants") issued in connection with bridge financing to the Company. Pursuant to Rule 416 of the Act, this Registration Statement also covers any additional common shares which may become issuable by reason of the antidilution provisions of the Bridge Warrants. Registration fee calculated to Rule 457(g)(1).

(10)    Registration fee calculated pursuant to Rule 457(h)(1).

                             LUMINEX LIGHTING, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The California Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee                                          $   2,897
NASD Fee                                                      $   1,466
Accounting Fees and Expenses                                  $  10,000
Legal Fees and Expenses                                       $  50,000
Printing Expenses                                             $  10,000
Blue Sky Fees and Expenses                                    $  35,000
Underwriters' Non-accountable Expense Allowance               $  84,000
Miscellaneous                                                 $     637
                                                              ---------
         Total                                                $ 194,000

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

         On December 31, 1995, the Company issued 2,600,000 shares of its Common Stock, jointly to Wasif A. Siddiqui and Tasneem Siddiqui, in consideration of past services rendered for the Company. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this transaction were restricted securities as defined in Rule 144.

         Also on December 31, 1995, the Company issued 200,000 shares of its Common Stock to Asra Rasheed to entice Ms. Rasheed to begin working with the Company. This transaction was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this transaction were restricted securities as defined in Rule 144.

         On April 4, 1997, the Company commenced a private placement (the "Private Placement") of 506,500 shares of the Company's common stock at a purchase price of $0.50 (the "Private Placement Stock") and 500,000 warrants, each warrant to purchase one share of the Company's common stock at an exercise price of $0.80 for a term of five years at a purchase price of $0.10 (the "Private Placement Warrants"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144.

The Private Placement Stock and the Common Stock underlying the Private Placement Warrants are being registered herein. The offering generated net proceeds of approximately $280,000. All investors in the Private Placement were accredited investors as that term is defined in Rule 501 of Regulation D adopted under the Securities Act of 1933.

ITEM 27.          EXHIBITS


Exhibit

1.1      Form of Underwriting Agreement*

1.2      Form of Underwriter's Warrant*

1.3      Selected Dealers Agreement (form)*

3.1 Articles of Incorporation of Luminex Lighting, Inc., a California corporation, dated January 21, 1994*


3.2      Amended Articles of Incorporation of Luminex Lighting, Inc., a
         California corporation, dated September 5, 1997*

3.3      Bylaws of Luminex Lighting, Inc., dated January 22, 1994*

3.4      Certificate of Amendment of Bylaws of Luminex Lighting, Inc., dated
         October 15, 1995*

4.1      Lock-Up Agreement (form)*

4.2      Specimen of Common Stock Certificate of Luminex Lighting, Inc.*

4.3      Form of Warrant Agreement and Warrant Certificate*

4.4      Subscription Agreement*

5        Opinion of Horwitz & Beam*

10.1     Lease Agreement, Chino, California, dated June 26, 1997*

10.2     Luminex Lighting, Inc. Benefit Plan, Annual Salary, and Bonus
         Compensation Plan for Wasif Siddiqui, dated June 30, 1996*

10.3 Luminex Lighting, Inc. Bonus Compensation Plan for Charles Boulos, dated December 15, 1996*

10.4     Luminex Lighting, Inc. 1997 Incentive and Nonstatutory Stock Option
         Plan, dated May 5, 1997*

10.5     Luminex Lighting, Inc. Annual Salary and Bonus Compensation Plan for
         Tasneem Siddiqui, dated August 19, 1997*

10.6     Lease Agreement, Milford, Massachusetts, dated November 19, 1996*

23.1     Consent of Stonefield Josephson, Inc., Certified Public Accountants*

23.2 Consent of Horwitz & Beam (included in their opinion set forth in Exhibit 5 hereto)*

24       Power of Attorney (see signature page)

27       Financial Data Schedule


-----------------

    *Previously filed.

ITEM 28.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

    For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Supplement the prospectus if an amount between 5% and 10% of the Private Placement Securities are released from the 12 month lock-up agreement with the Underwriter and file an amendment to the registration statement if in excess of 10% of the Private Placement Securities are released from the 12 month lock-up with the Underwriter.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Chino, State of California on November 13, 1998.


                                 LUMINEX LIGHTING, INC.



                                 BY: /s/ WASIF SIDDIQUI
                                     ------------------------------------------
                                     Wasif Siddiqui, President, Chief Executive
                                     Officer, Chief Financial Officer, Director



                                POWER OF ATTORNEY

    Each person whose signature appears appoints Wasif Siddiqui and Tasneem Siddiqui, in the alternative, as his agents and attorneys-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


    Signature                               Title                                                   Date
    ---------                               -----                                                   ----



 /s/ Wasif Siddiqui                         President, Chief Executive Officer,                    November 13, 1998
----------------------------
Wasif Siddiqui                              Chief Financial Officer, Principal
                                            Accounting Officer, Director


 /s/ Tasneem Siddiqui                       Executive Vice President, Secretary, Director          November 13, 1998
----------------------------
Tasneem Siddiqui



 /s/ Asra Rasheed                           Vice President of Corporate Planning, Director         November 13, 1998
----------------------------
Asra Rasheed

                                  EXHIBIT INDEX


Exhibit

1.1      Form of Underwriting Agreement*

1.2      Form of Underwriter's Warrant*

1.3      Selected Dealers Agreement (form)*

3.1 Articles of Incorporation of Luminex Lighting, Inc., a California corporation, dated January 21, 1994*

3.2      Amended Articles of Incorporation of Luminex Lighting, Inc., a
         California corporation, dated September 5, 1997*

3.3      Bylaws of Luminex Lighting, Inc., dated January 22, 1994*

3.4      Certificate of Amendment of Bylaws of Luminex Lighting, Inc., dated
         October 15, 1995*

4.1      Lock-Up Agreement (form)*

4.2      Specimen of Common Stock Certificate of Luminex Lighting, Inc.*

4.3      Form of Warrant Agreement and Warrant Certificate*

4.4      Subscription Agreement*

5        Opinion of Horwitz & Beam*

10.1     Lease Agreement, Chino, California, dated June 26, 1997*

10.2     Luminex Lighting, Inc. Benefit Plan, Annual Salary, and Bonus
         Compensation Plan for Wasif Siddiqui, dated June 30, 1996*

10.3 Luminex Lighting, Inc. Bonus Compensation Plan for Charles Boulos, dated December 15, 1996*

10.4     Luminex Lighting, Inc. 1997 Incentive and Nonstatutory Stock Option
         Plan, dated May 5, 1997*

10.5     Luminex Lighting, Inc. Annual Salary and Bonus Compensation Plan for
         Tasneem Siddiqui, dated August 19, 1997*

10.6     Lease Agreement, Milford, Massachusetts, dated November 19, 1996*

23.1     Consent of Stonefield Josephson, Inc., Certified Public Accountants*

23.2 Consent of Horwitz & Beam (included in their opinion set forth in Exhibit 5 hereto)*

24       Power of Attorney (see signature page)

27       Financial Data Schedule


----------------------
* Previously Filed